EXHIBIT 11

COMPUTATION OF BASIC AND DILUTED

EARNINGS PER SHARE

(UNAUDITED)

	For the Three Months Ended
	March 31, 2013	March 31, 2012
Number of shares on which basic earnings per share is calculated:
Weighted-average shares outstanding during period	1,113,674,384	1,159,092,482
Add — Incremental shares under stock-based compensation plans	8,872,513	13,533,806
Add — Incremental shares associated with contingently issuable shares	1,448,276	1,617,674
Number of shares on which diluted earnings per share is calculated	1,123,995,173	1,174,243,963

Net income on which basic earnings per share is calculated (millions)	$3,032	$3,066

Less — net income applicable to contingently issuable shares (millions)	—	—

Net income on which diluted earnings per share is calculated (millions)	$3,032	$3,066

Earnings per share of common stock:

Assuming dilution	$2.70	$2.61

Basic	$2.72	$2.65

There were no stock options outstanding as of March 31, 2013 and 2012 that were considered antidilutive and not included in the earnings per share assuming dilution calculation.

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